Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Pharmaceuticals Reports 2Q2014 Results

2Q14 Total Net Product Revenue Increases 62% Year-over-Year to $382 million

2Q14 EBTIDA Increases 88% Year-over-Year to $155 million

2Q14 XIFAXAN®550 Prescriptions Increase 23% Year-over-Year and 10% vs. 1Q14

2Q14 APRISO® Prescriptions Increase 25% Year-over-Year and 9% vs. 1Q14

2Q14 UCERIS® Prescriptions Increase 106% Year-over-Year and 19% vs. 1Q14

2Q14 RELISTOR® Prescriptions Increase 8% Year-over-Year and 13% vs. 1Q14

TARGET 3 Supports Efficacy of Repeat Treatment with Rifaximin in IBS-D

Post Formal Appeal and Advisory Committee, FDA Grants Salix’s Request to Approve RELISTOR sNDA Pending Label Completion and Agreement of Post-Marketing Commitments

Salix to Combine with Cosmo Tech to Form Salix Pharmaceuticals plc

RALEIGH, NC, August 7, 2014 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) today announced financial and operating results for the second quarter ended June 30, 2014, and provided other business updates.

Key financial highlights include:

•	Results for the first six months of 2014 include transaction costs related to the acquisition of Santarus and the pending merger with Cosmo Technologies Limited. Prior year results do not reflect the Santarus acquisition.

•	For the second quarter of 2014, as compared to the second quarter of 2013, total net product revenue increased 62% to $382.0 million. EBITDA increased 88% to $154.7 million. Non-GAAP EPS increased 109% to $1.59 per diluted share. Total net product revenue for the first six months of 2014 increased 75% to $766.4 million, compared to $438.0 million for the first six months of 2013. For the first six months of 2014, EBITDA increased 100% to $303.9 million and non-GAAP EPS increased 89% to $2.65 per diluted share.

•	GAAP net income was $3.3 million, or $0.04 per diluted share, in the second quarter of 2014 compared to GAAP net income of $21.0 million, or $0.32 per diluted share, in the second quarter of 2013. GAAP net loss was $40.6 million, or a loss of $0.64 per diluted share, in the first six months of 2014 compared to GAAP net income of $43.4 million, or $0.68 per diluted share, in the first six months of 2013. GAAP net income includes $8.2 million and $94.6 million in transaction costs related to the acquisition of Santarus and the pending merger with Cosmo Technologies Limited for the three-month and six-month periods ended June 30, 2014, respectively.

(In millions) except per share data	Second Quarter		%	Six Months		%
	2014	2013	Growth	2014	2013	Growth
Total Net Product Revenue	$382.0	$235.4	62	$766.4	$438.0	75
EBITDA	154.7	82.2	88	303.9	151.9	100
GAAP Net Income (loss)	3.3	21.0	(84)	(40.6)	43.4	n/a
GAAP EPS	0.04	0.32	(88)	(0.64)	0.68	n/a
Non-GAAP Net Income	120.0	49.6	142	198.0	89.6	121
Non-GAAP EPS	1.59	0.76	109	2.65	1.40	89

Important disclosures about reconciliations of applicable GAAP reported to non-GAAP adjusted information are included in this press release. See “Use of Non-GAAP Financial Measures”, “Reconciliation of GAAP net income (loss) to non-GAAP income (loss) and the “Reconciliation of GAAP Guidance to non-GAAP Guidance” in this press release.

Carolyn Logan, President and Chief Executive Officer, stated, “Demand for key products remained robust in the second quarter with prescriptions for XIFAXAN® 550, APRISO® and UCERIS® achieving strong year-over-year growth and accelerating trends quarter over quarter in 2014. The impact of this quarter’s strong prescription growth was partially offset by adjustments in the supply chain as wholesalers managed inventory levels following the acquisition of the Santarus products. While we anticipate the difference between prescription growth and wholesaler purchases continuing near term, we expect the situation to normalize during the remainder of the year as prescription growth trends for XIFAXAN® 550, APRISO® and UCERIS® remain very healthy.”

“Over the last few months, we achieved a number of important milestones for our business that enhance our competitive position and expand our market opportunities. Our new digestive disease specialty sales force has made significant progress in a short period of time in increasing our prescriber base, particularly with primary care physicians. Regarding our products, on July 1 we announced the statistically significant outcome of TARGET 3 evaluating the efficacy of repeat treatment with XIFAXAN 550 for Irritable Bowel Syndrome with Diarrhea (IBS-D); on July 10 the Food and Drug Administration (FDA) approved our request, which was submitted under appeal, that RELISTOR Subcutaneous Injection be approved to treat opioid-induced constipation in patients taking opioids for chronic, non-cancer pain on data submitted in our supplemental NDA (sNDA) and on July 16 the FDA approved RUCONEST for the treatment of acute angioedema attacks in adult and adolescent patients with hereditary angioedema (HAE). We view all of these positive events as catalysts for Salix to amplify its growth. In addition, our pending transaction with Cosmo Technologies Limited further strengthens our position as a leading gastrointestinal-focused company, adding highly complementary pipeline products to our portfolio while enhancing our profitability.

“Based on the potential of our currently marketed products combined with our ongoing product development efforts, we are excited about Salix’s future prospects and see significant opportunity to enhance value for our shareholders. There has never been a time in Salix’s history where we have been better positioned for growth or had a more robust pipeline.”

Operating Results for the Three and Six Months Ended June 30, 2014

•	Total net product revenue was $382.0 million for the second quarter of 2014 compared to $235.4 million for the second quarter of 2013, primarily driven by the Santarus acquisition. Total net product revenue was $766.4 million for the first six months of 2014 compared to $438.0 million for the first six months of 2013. Revenue for the second quarter was comprised of sales of $140.5 million for XIFAXAN®; $42.5 million for UCERIS®; $30.8 million for APRISO®; $102.7 million for GLUMETZA®; $27.2 million for ZEGERID®; $7.5 million for CYCLOSET®; $9.1 million for MOVIPREP®/OSMOPREP®; $9.0 million for RELISTOR®; $6.0 million for DEFLUX®, and $6.7 million for Other Products.

•	Total cost of products sold was $104.3 million for the second quarter of 2014 compared to $46.5 million for the second quarter of 2013. Total cost of products sold was $219.9 million for the first six months of 2014 compared to $79.6 million for the first six months of 2013.

•	Gross margin, excluding amortization of product rights and intangible assets, a $16.7 million step-up in value of Santarus inventory under fair value accounting in connection with the acquisition and $5.0 million in sales-based milestones was 78.2 % for the second quarter of 2014 compared to 80.3% for the second quarter of 2013. The lower gross margin in the second quarter of 2014 was due primarily to the inclusion of sales of GLUMETZA, which has lower gross margins than Salix’s other products. Gross margin, excluding amortization of product rights and intangible assets, a $34.7 million step-up in value of Santarus inventory under fair value accounting in connection with the acquisition and $5.0 million in sales-based milestones was 76.4%, for the first six months of 2014 compared to 81.8% for the first six months of 2013.

•	Research and development (R&D) expenses were $39.2 million for the second quarter of 2014 compared to $45.2 million for the same period of 2013. As a percentage of total net product revenues, R&D expenses declined to 10.3% for the second quarter of 2014 from 19.2% for the second quarter of 2013. Research and development (R&D) expenses were $92.0 million for the first half of 2014 compared to $75.5 million for the first half of 2013. As a percentage of total net product revenues, R&D expenses declined to 12.0% for the first half of 2014 from 17.2% for the first half of 2013.

•	Selling, general and administrative (SG&A) expenses were $116.7 million for the second quarter of 2014, compared to $80.3 million for the same period of 2013. The increase in SG&A expenses, excluding approximately $8.2 million in transaction and integration costs incurred during the second quarter of 2014, was due primarily to the increase in our field sales representatives from approximately 250 personnel to approximately 500 personnel in connection with the Santarus acquisition. As a percentage of total net product revenues, SG&A expenses declined to 30.5% for the second quarter of 2014 from 34.1% for the second quarter of 2013. Selling, general and administrative (SG&A) expenses were $225.5 million for the first six months of 2014 excluding approximately $94.6 million in transaction and integration costs incurred during the six months June 30, 2014, compared to $156.6 million for the same period of 2013. As a percentage of total net product revenues, SG&A expenses declined to 29.4% for the first six months of 2014 from 35.7% for the first six months of 2013.

•	Non-GAAP net income for the second quarter of 2014 was $120.0 million, or $1.59 per diluted share, compared to $49.6 million, or $0.76 per diluted share, for the second quarter of 2013 and for the first six months of 2014 was $198.0 million, or $2.65 per diluted share, compared to $89.6 million, or $1.40 per diluted share, for the first six months of 2013.

•	GAAP net income for the second quarter of 2014 was $3.3 million, or $0.04 per diluted share, compared to $21.0 million, or $0.32 per diluted share, for the second quarter of 2013. GAAP net loss for the first six months of 2014 was $40.6 million, or a loss of $0.64 per diluted share, compared to GAAP net income of $43.4 million, or $0.68 per diluted share, for the first six months of 2013.

•	The adjusted tax rate in the second quarter of 2014 was 4.5% compared to 36.2% for the second quarter of 2013.

•	Diluted shares outstanding in the second quarter of 2014 were 75.5 million compared to 64.9 million for the same quarter of 2013. The increase in the fully diluted shares is due to the effect of the Company’s higher stock price on the fully diluted calculation.

Cash and cash equivalents were $435.3 million as of June 30, 2014.

The following table reconciles actual results for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

In millions	Actual Three Months Ended		Actual Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
GAAP Net Income (loss)	$3.3	$21.0	$(40.6)	$43.4
Adjustments:
Cost of goods step-up—Santarus products	16.7	—	34.7	—
Milestone payments	5.0	—	19.5	—
Amortization	54.9	11.2	109.8	22.3
Depreciation and stock-based compensation expense	11.3	18.8	20.8	25.6
Change in acquisition-related contingent consideration	10.1	2.1	14.1	4.6
Transaction costs	8.2	—	94.6	—
Interest expense	42.4	15.5	84.9	30.8
Interest and other income	—	(0.6)	(0.3)	(0.6)
Income tax expense	2.8	14.2	(33.6)	25.8

EBITDA	$154.7	$82.2	$303.9	$151.9
Adjustments:
Cash interest expense	(29.1)	(5.1)	(57.8)	(10.3)
Interest and other income	0.1	0.6	0.3	0.6
Adjusted income tax expense	(5.7)	(28.1)	(48.4)	(52.6)

Non-GAAP Net Income	$120.0	$49.6	$198.0	$89.6

Non-GAAP Net Income per share, fully diluted	$1.59	$0.76	$2.65	$1.40

Fully diluted weighted average shares	75.5	64.9	74.7	64.3

Product and Pipeline Updates

XIFAXAN/Rifaximin

•	On July 1, 2014 the Company announced the successful outcome of TARGET 3, a Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for IBS-D. In the study a statistically significant greater proportion of rifaximin treated subjects (as compared to those placebo-treated) responded to repeat treatment as assessed by the composite primary endpoint of IBS-related abdominal pain and stool consistency during the 4 week treatment-free follow-up period (Primary Evaluation Period, or PEP) in the Double Blind Repeat Treatment Phase. The data from TARGET 3 will provide the basis for our response to the March 8, 2011 FDA Complete Response Letter. We are targeting to submit our response by the end of August 2014. Upon receipt, the FDA will have 6 months to review our complete response to their complete response letter.

•	The Company continued patient enrollment for its Phase 2 dose-ranging study for rifaximin SSD, which is being investigated for the prevention of complications of liver cirrhosis in subjects with early decompensated liver cirrhosis, and anticipates completing the enrollment process by the end of 2014.

•	The Company initiated patient enrollment for its Phase 3 study for rifaximin delayed release which is being investigated for the treatment of active moderate Crohn’s Disease. This 52-week study will assess the efficacy and safety of rifaximin delayed release for induction of clinical remission with endoscopic response at 16 weeks followed by clinical and endoscopic remission at 52 weeks.

RELISTOR

•	On June 12, 2014 the FDA Anesthetic and Analgesic Drug Products Advisory Committee provided an assessment of potential cardiovascular risk associated with products in the class of peripherally-active opioid receptor antagonists (PAMORAS) and recommendations regarding the necessity, timing, design and size of cardiovascular outcomes trials (CVOTs) to support approval of products in this class for the proposed indication of opioid-induced constipation (OIC) in patients taking opioids for chronic pain. Specifically, the Committee recommended that observational studies be conducted on a post-marketing basis.

•	On July 10, 2014, the FDA Office of Drug Evaluation III approved Salix’s request that the FDA approve the RELISTOR Subcutaneous Injection sNDA for the treatment of OIC in patients with chronic, non-cancer pain. In regard to the sNDA the FDA directed Salix to submit certain information to the Division of Gastroenterology and Inborn Errors Products (DGIEP). On July 25 Salix submitted the requested information to the DGIEP. The Company currently expects a two month review in order to complete the label review and agree upon post-marketing commitments and requirements.

•	The Company intends to meet with the FDA as soon as possible to discuss a path forward for RELISTOR Oral for the treatment of OIC in patients with chronic, non-cancer pain.

OTHER

•	RUCONEST®—On July 16, 2014, the FDA approved RUCONEST® (CI Esterase Inhibitor [Recombinant]) 50IU/kg for the treatment of acute angioedema attacks in adult and adolescent patients with hereditary angioedema (HAE). The Company plans on making RUCONEST® accessible to patients in the fourth quarter of 2014.

•	UCERIS (budesonide) Rectal Foam—The FDA has issued a Prescription Drug User Fee Act (PDUFA) Action Date of September 15, 2014.

•	SOLESTA®—During the second quarter data demonstrating the long-term safety and efficacy of SOLESTA over three years were published in Neurogastroenterology & Motility and a 3-year cost effectiveness model for SOLESTA was published in Clinical Therapeutics. These publications should help facilitate consistent and improved coverage among commercial payers.

Definitive Merger Agreement with Cosmo Technologies Limited

On July 8, 2014, Salix, Cosmo Pharmaceuticals S.p.A (“Cosmo”) and Irish domiciled Cosmo Technologies Limited entered into an Agreement and Plan of Merger and Reorganization, pursuant to which a subsidiary of Cosmo Technologies Limited will merge with and into Salix, with Salix as the surviving corporation, and Cosmo Technologies Limited will change its name to Salix Pharmaceuticals, plc.

The transaction further enhances Salix’s position as a leader in developing and marketing products in the U.S. to treat gastrointestinal disease and disorders by providing two product candidates, rifamycin MMX and methylene blue MMX, and establishes a corporate structure that enhances Salix’s acquisition strategy and organic growth. The transaction is expected to be modestly accretive to Salix’s earnings per share in 2016 and increasingly accretive thereafter.

Following completion of the merger, Salix shareholders are expected to own slightly less than 80% of the ordinary shares of Salix Pharmaceuticals, plc and Cosmo is expected to own slightly more than 20%. Shareholders of Salix will receive one ordinary share of Salix Pharmaceuticals, plc in exchange for each share of Salix Pharmaceuticals, Ltd common stock they own at closing. The transaction will be taxable to Salix’s shareholders.

The transaction, which has been unanimously approved by the boards of directors of both Salix and Cosmo, is subject to approval by Salix’s stockholders and the satisfaction of certain closing conditions, including antitrust approval in the U.S. The transaction does not require the vote of Cosmo’s shareholders. The transaction is expected to close in the fourth quarter of 2014.

Financial Outlook

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to see considerable momentum in our business, which we expect to accelerate through the second half of the year. We have achieved several key milestones over the last several months, our new sales infrastructure is beginning to gain traction and prescriptions for our key products are growing. Our third quarter outlook reflects our expectation for some adjustments in the supply chain to continue into the quarter as wholesalers more closely manage inventory levels. However, we expect to see a strong fourth quarter, which historically has been our strongest quarter, as the business continues to realize the combined impact of strong prescription growth and rising productivity of our new digestive disease sales force.”

Current annualized run rates, based on dollarizing June 2014 prescription data, are approximately $712 million for XIFAXAN®; $124 million for UCERIS®; $159 million for APRISO®; $227 million for GLUMETZA®, $108 million for ZEGERID®; $99 million for MOVIPREP®/OSMOPREP®; $45 million for RELISTOR®; and $76 million for Salix’s “other products”.

For the full year 2014, Salix expects:

•	Total net product revenue of approximately $1.6 billion.

•	Gross margins of approximately 78%.

•	Non-GAAP research and development costs of approximately $165 million.

•	Non-GAAP selling, general and administrative expenses of approximately $430 million.

•	EBITDA, excluding expenses associated with the acquisition of Santarus and the pending merger with Cosmo Technologies, of approximately $650 million.

•	Non-GAAP net income of approximately $475 million, or $6.16 per diluted share. The change in per share amount from prior guidance is due to the effect of the Company’s higher stock price on the fully diluted share calculation.

•	Assumes a cash income tax rate of approximately 12%.

•	Fully diluted shares of 77.0 million.

For the third quarter of 2014, Salix expects:

•	Total net product revenue of approximately $395.0 million.

•	Gross margins of approximately 78%.

•	Non-GAAP research and development costs of approximately $45 million.
•	Non-GAAP selling, general and administrative expenses of approximately $110 million.

•	EBITDA, excluding expenses associated with the acquisition of Santarus and the pending merger with Cosmo Technologies, of approximately $155.0 million.

•	Non-GAAP net income of approximately $121.0 million, or $1.53 per diluted share.

•	Assumes a cash income tax rate of approximately 6%.

•	Fully diluted shares of 79.0 million.

The following table reconciles future guidance for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

Salix Pharmaceuticals, Ltd.

Reconciliation of GAAP Guidance to Non-GAAP Guidance

(In millions, except per share data)

	Guidance
	Three Months Ended Sept 30, 2014	Year Ended Dec 31, 2014
GAAP net income (loss)	$24.7	$24.6
Adjustments:
Amortization	55.0	219.8
Depreciation and stock-based compensation expense	15.0	50.8
Change in acquisition-related contingent consideration	—	14.2
Transaction costs	—	94.6
Cost of goods step-up—Santarus products	3.0	37.7
License payments	—	19.5
Interest expense	41.0	166.9
Interest and other income	(1.2)	(3.6)
Income tax expense	17.5	25.1

EBITDA	155.0	649.6
Adjustments:
Cash interest expense	(28.2)	(114.1)
Interest and other income	1.2	3.6
Adjusted income tax expense	(7.0)	(64.6)

Non-GAAP net income	$121.0	$474.5

Non-GAAP net income per share, fully diluted	$1.53	$6.16

Fully diluted weighted average shares	79.0	77.0

Conference Call and Webcast Information

Salix will host a conference call at 4:30 p.m. ET on Thursday, August 7, 2014. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (800) 289-0462 (U.S. and Canada) or (913) 312-0976 (international). The participant passcode for the call is 546445. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457- 0820 (international). The participant passcode for the call is 1323908.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5 g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use, GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) Capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE® (fenofibrate) tablets. UCERIS (budesonide) rectal foam, RELISTOR®, encapsulated bowel preparation and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN, GLUMETZA and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our website at www.salix.com or contact the Company at (919)-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

Use of Non-GAAP Financial Measures

EBITDA is earnings before interest, taxes, depreciation, stock-based compensation expense and amortization, the noncash change in acquisition-related contingent consideration, one-time license and sales-based milestone payments, the cost of goods step-up for Santarus products and excluding transaction costs related to the Santarus acquisition and the pending merger with Cosmo Technologies Limited. Non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on non-GAAP income before tax. Non-GAAP EPS, or non-GAAP income per share, fully diluted, is non-GAAP net income divided by outstanding shares on a diluted basis. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies.

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Cautionary Statement Regarding Forward-Looking Statements

As previously announced on July 8, 2014, Salix, Cosmo Pharmaceuticals S.p.A. and Irish domiciled Cosmo Technologies Limited entered into an Agreement and Plan of Merger and Reorganization, pursuant to which a subsidiary of Cosmo Technologies Limited will merge with and into Salix, with Salix as the surviving entity, and Salix will become an indirect, wholly-owned subsidiary of Cosmo Technologies Limited, which will change its name to Salix Pharmaceuticals, plc.

Please Note: The statements provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described herein include, among others: uncertainties as to the ability to successfully complete the proposed transaction in accordance with its terms and in accordance with the expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the proposed transaction; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements, and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; changes in tax laws or interpretations thereof; general economic and business conditions and other factors. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see Salix’s latest Form 10-Q and Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof. Salix does not undertake to update any of these statements in light of new information or future events, except as required by law. The reader is referred to the documents that Salix files from time to time with the SEC.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction and required stockholder approval, Cosmo Pharmaceuticals S.p.A., Cosmo Technologies Limited and Salix will file relevant materials with the SEC, including a proxy statement/prospectus contained in a registration statement on Form S-4, which will be mailed to the stockholders of Salix after the registration statement is declared effective. The registration statement has not yet become effective.

SALIX STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Salix stockholders may obtain a free copy of the proxy statement/prospectus, when it becomes available, and other documents filed by Salix at the SEC’s web site at www.sec.gov. Copies of Salix’s filings with the SEC may be obtained free of charge at the “Investors” section of Salix’s website at www.salix.com or by contacting the Investor Relations Department of Salix at (919) 862-1000.

Participants in the Solicitation

Salix and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers was included in Salix’s Proxy Statement for its 2014 Annual Meeting of Stockholders filed with the SEC on April 28, 2014 and information concerning the participants in the solicitation will be included in the proxy statement/prospectus relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from Salix on its website or by contacting the Investor Relations Department at the telephone number above.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2014 (unaudited)	June 30, 2013 (unaudited)	June 30, 2014 (unaudited)	June 30, 2013 (unaudited)
Revenues:
Net product revenues	$382,000	$235,441	$766,374	$438,042

Costs and Expenses:
Cost of products sold	104,325	46,489	219,891	79,561
Amortization of product rights and intangible assets	54,908	11,162	109,803	22,329
Research and development	39,231	45,220	91,989	75,536
Selling, general and administrative	116,733	80,328	225,528	156,600
Transaction costs	8,204	—	94,614	—
Change in acquisition-related contingent consideration	10,149	2,100	14,188	4,600

Total costs and expenses	333,550	185,299	756,013	338,626

Income from operations	48,450	50,142	10,361	99,416
Interest expense	(42,442)	(15,459)	(84,902)	(30,788)
Interest and other income/(expense)	(23)	622	286	636

Income (loss) before income tax	5,985	35,305	(74,255)	69,264
Income tax expense/(benefit)	2,707	14,305	(33,661)	25,823

Net Income/(loss)	$3,278	$21,000	$(40,594)	$43,441

Income/(loss) per share, basic	$0.05	$0.34	$(0.64)	$0.71

Income/(loss) per share, diluted	$0.04	$0.32	$(0.64)	$0.68

Shares used in computing net income/(loss) per share, basic	63,437	61,322	63,379	61,234

Shares used in computing net income/(loss) per share, diluted	75,453	64,909	63,379	64,253

Salix Pharmaceuticals, Ltd. Condensed Consolidated Balance Sheets (In thousands)
	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$435,260	$1,157,850
Accounts receivable, net	481,488	147,933
Inventory	144,431	104,395
Other assets	3,754,075	1,531,216

Total Assets	$4,815,254	$2,941,394

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$4,079,028	$2,200,528

Total liabilities	4,079,028	2,200,528

Common stock	63	63
Additional paid-in-capital	703,591	667,428
Other comprehensive income	1,512	1,721
Retained earnings	31,060	71,654

Total stockholders’ equity	736,226	740,866

Total Liabilities and Stockholders’ Equity	$4,815,254	$2,941,394